Exhibit 99.1

JUPITERMEDIA ANNOUNCES RESIGNATION OF PRESIDENT/CHIEF OPERATING OFFICER

(New York, NY - October 27, 2008) -- Jupitermedia Corporation (Nasdaq: JUPM) today announced that Christopher Cardell, the President and Chief Operating Officer and a director of the company, has submitted his resignation to the company in order to pursue other interests. Mr. Cardell has been the President and Chief Operating Officer and a director of Jupitermedia since its inception in 1998. Effective immediately, Alan Meckler, the Company's Chief Executive Officer and Chairman, will also serve as President and Chief Operating Officer of the Company.


"Chris Cardell has been an important contributor to the growth and success of Jupitermedia. He has been with us through our many business acquisitions, sales and other transactions, and never wavered under the pressure of a very demanding workload," stated Alan M. Meckler, Chairman and CEO of Jupitermedia Corporation. "While it is never easy to part company with a long-time colleague, we are fortunate that Chris has developed a strong management team under his direction and that we will not miss a beat through this transition. We all wish him continued success in his future endeavors," added Meckler.


About Jupitermedia Corporation
Jupitermedia Corporation (Nasdaq: JUPM, www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of original information, images and digital content for information technology, business and creative professionals.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, for example, the competitive environment in which Jupitermedia and Jupiterimages compete; the unpredictability of Jupitermedia's and Jupiterimages' respective future revenues, expenses, cash flows and stock price; Jupitermedia's and Jupiterimages' respective ability to integrate acquired businesses, products and personnel into their existing businesses; Jupitermedia's and Jupiterimages' respective ability to protect their intellectual property; Jupitermedia's dependence on a limited number of advertisers; the conditions to the completion of the transactions contemplated by the stock purchase agreement may not be satisfied, or the regulatory approvals and clearances required for the transactions contemplated by the stock purchase agreement may not be obtained on the terms expected or on the anticipated schedule (if at all); the parties' ability to meet expectations regarding the timing for completion of the transactions contemplated by the stock purchase agreement; the retention of certain key employees at Jupitermedia and Jupiterimages; and the outcome of any legal proceedings that may be instituted against Jupitermedia Corporation and others following the announcement of the stock purchase agreement.


For information on Jupitermedia Corporation contact:
Michael DeMilt
VP of Marketing
203-662-2989
press@jupitermedia.com


All current Jupitermedia press releases can be found online at www.jupitermedia.com/corporate/press.html